Exhibit 99.2

Selected Financial Data.

MORGAN STANLEY

SELECTED FINANCIAL DATA

(dollars in millions, except share and per share data)

	Fiscal Year
	2006	2005	2004	2003	2002
Income Statement Data:
Revenues:
Investment banking	$4,755	$3,843	$3,341	$2,440	$2,478
Principal transactions:
Trading	11,738	7,365	5,510	6,262	3,521
Investments	1,669	981	607	110	(25)
Commissions	3,770	3,331	3,235	2,861	3,166
Fees:
Asset management, distribution and administration	5,238	4,915	4,436	3,784	4,005
Merchant, cardmember and other fees, net	1,167	1,323	1,317	1,377	1,421
Servicing and securitization income	2,338	1,609	1,921	1,922	2,032
Interest and dividends	45,199	28,160	18,575	15,729	15,870
Other	571	464	323	227	398

Total revenues	76,445	51,991	39,265	34,712	32,866
Interest expense	41,937	24,425	14,706	12,693	12,513
Provision for consumer loan losses	756	878	926	1,266	1,337

Net revenues	33,752	26,688	23,633	20,753	19,016

Non-interest expenses:
Compensation and benefits	14,328	11,267	9,812	8,483	7,868
Other	8,451	8,330	7,011	6,115	6,051
Restructuring and other charges	—	—	—	—	235
September 11th related insurance recoveries, net	—	(251)	—	—	—

Total non-interest expenses	22,779	19,346	16,823	14,598	14,154

Income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and cumulative effect of accounting change, net	10,973	7,342	6,810	6,155	4,862
Losses from unconsolidated investees	228	311	328	279	77
Provision for income taxes	3,265	1,852	1,854	1,705	1,625
Dividends on preferred securities subject to mandatory redemption	—	—	45	154	87

Income from continuing operations before cumulative effect of accounting change, net	7,480	5,179	4,583	4,017	3,073

Discontinued operations:
Loss from discontinued operations	(15)	(466)	(163)	(388)	(143)
Income tax benefit	7	177	66	158	58

Loss on discontinued operations	(8)	(289)	(97)	(230)	(85)
Cumulative effect of accounting change, net	—	49	—	—	—

Net income	$7,472	$4,939	$4,486	$3,787	$2,988

Preferred stock dividend requirements	$19	$—	$—	$—	$—

Earnings applicable to common shares(1)	$7,453	$4,939	$4,486	$3,787	$2,988

	Fiscal Year
	2006	2005	2004	2003	2002
Per Share Data:
Earnings per basic common share:
Income from continuing operations	$7.39	$4.93	$4.24	$3.73	$2.84
Loss on discontinued operations	(0.01)	(0.28)	(0.09)	(0.21)	(0.08)
Cumulative effect of accounting change, net	—	0.05	—	—	—

Earnings per basic common share	$7.38	$4.70	$4.15	$3.52	$2.76

Earnings per diluted common share:
Income from continuing operations	$7.08	$4.80	$4.15	$3.66	$2.77
Loss on discontinued operations	(0.01)	(0.28)	(0.09)	(0.21)	(0.08)
Cumulative effect of accounting change, net	—	0.05	—	—	—

Earnings per diluted common share	$7.07	$4.57	$4.06	$3.45	$2.69

Book value per common share	$32.67	$27.59	$25.95	$22.93	$20.24
Dividends per common share	$1.08	$1.08	$1.00	$0.92	$0.92

Balance Sheet and Other Operating Data:
Total assets	$1,120,645	$898,523	$747,334	$602,843	$529,499
Consumer loans, net	24,173	22,916	20,226	19,382	23,014
Total capital(2)	162,134	125,891	110,793	82,769	65,936
Long-term borrowings(2)	126,770	96,709	82,587	57,902	44,051
Shareholders’ equity	35,364	29,182	28,206	24,867	21,885
Return on average common shareholders’ equity	23.5%	17.3%	16.8%	16.5%	14.1%
Average common and equivalent shares(1)	1,010,254,255	1,049,896,047	1,080,121,708	1,076,754,740	1,083,270,783

(1)	Amounts shown are used to calculate earnings per basic common share.
(2)	These amounts exclude the current portion of long-term borrowings and include Capital Units and junior subordinated debt issued to capital trusts.

2